Exhibit 99.1

Oncophage® Approved in Russia for the Treatment of Intermediate-Risk Kidney Cancer

Clinical Data Demonstrated an Extension in Recurrence-Free Survival

First Registered Therapy for Nonmetastatic Kidney Cancer

NEW YORK & MOSCOW--(BUSINESS WIRE)--Antigenics Inc. (NASDAQ: AGEN) today announced that the Russian Ministry of Public Health has issued a registration certificate for the use of Oncophage® (vitespen) in the treatment of kidney cancer patients at intermediate risk for disease recurrence. The company expects to launch Oncophage in Russia in the second half of 2008.

“The registration of Oncophage in Russia represents an important treatment advancement for patients with intermediate-risk kidney cancer,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “We are very pleased that Oncophage is the first personalized cancer vaccine that will be available in any major country. Additionally we hope to file for the conditional approval of Oncophage in Europe this year.”

“The current standard of care for patients with nonmetastatic renal cell carcinoma consists of surgical removal of the kidney followed by observation,” commented Professor Vsevolod Matveev of N.N. Blokhin's National Cancer Research Center of RAMS, Moscow. “Following surgery, these patients often request treatment options to help prevent or delay recurrence of their disease. This registration means patients in Russia with earlier-stage disease will now have Oncophage as a treatment option.”

To comply with US regulations for exporting biologics, Antigenics applied for an export license from the US Food and Drug Administration (FDA). The company expects the FDA to take action on the license application within approximately 60 days of submission.

Study Results

Russian Ministry of Public Health registration was based on results from the largest, randomized, Phase 3 kidney cancer trial ever completed in the adjuvant treatment setting. In the study, 604 eligible patients who were without renal cell carcinoma disease at baseline were randomized at 118 centers worldwide, including 172 patients (28 percent) at eight sites in Russia. The primary efficacy data supporting this application are currently being prepared for scientific publication.

Findings from investigator-reported data showed that patients receiving Oncophage in the intermediate-risk population (stages I/II high-grade, III T1/2/3a low-grade) who were without disease at baseline (n = 362) demonstrated a clinically significant improvement in recurrence-free survival of approximately 45 percent over patients in the observation arm (P < 0.01; hazard ratio = 0.55). Although the median has not yet been reached, results from the 25th percentile indicate that recurrence-free survival was extended by approximately 1.7 years.

The most common adverse events reported during the trial were generally mild and expected. The more frequently reported adverse events were mainly constitutional in nature or related to the actual injection, and included, but were not limited to, injection site erythema, injection site induration, injection site pain, injection site edema, headache, fatigue and rash.

Oncophage is not approved outside of Russia.

About Renal Cell Carcinoma, a Deadly Disease Upon Recurrence

Renal cell carcinoma is the most common type of kidney cancer. The most recent data published by the International Agency for Research on Cancer estimated that there were approximately 16,329 new cases of kidney cancer in Russia in 2004, and about 10,872 people died from the disease. Renal cell carcinoma accounts for about 90 percent of all kidney tumors. By the time renal cell carcinoma is diagnosed in these patients, about one third of them will have developed metastatic disease.

About Oncophage

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Currently available safety information indicates that Oncophage does not have the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in a Phase 1/2 trial in recurrent glioma. Oncophage has received fast track and orphan drug designations from the U.S. Food and Drug Administration for both kidney cancer and metastatic melanoma. Oncophage has orphan drug status for kidney cancer from the European Medicines Agency.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine approved in Russia and being considered for submission in additional countries as well as being evaluated in several indications; QS-21, an adjuvant being evaluated by Antigenics’ collaborative partners in approximately 15 clinical stage vaccines; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; and AG-707, a heat shock protein based therapeutic vaccine for the treatment of genital herpes. For more information, please visit antigenics.com.

This press release contains forward-looking statements, including statements regarding the availability of Oncophage in Russia and the potential timing for an FDA decision with respect to an export license; the intention and timing for filing for conditional approval of Oncophage in Europe; and the impact of Oncophage on patients with intermediate-risk kidney cancer. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory agencies, physicians and patients; the possibility that results from future treatments with Oncophage will not be as favorable as the results from our subset analysis; and the factors described under the Risk Factors Section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2007. Antigenics cautions investors that the company does not expect to generate significant revenue from sales of Oncophage in Russia for several months, if ever. The amount of revenue generated will depend on, among other things, securing reimbursement mechanisms and physician and patient assessment of the benefits and cost-effectiveness of Oncophage. Antigenics also cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

CONTACT:
Antigenics Inc.
Sunny Uberoi, 917-443-3325
Corporate Communications
suberoi@antigenics.com
or
Robert Anstey, 800-962-2436
Investor Relations
ir@antigenics.com